U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

RED MOUNTAIN RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	27-1739487
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2515 McKinney Avenue, Suite 900 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	N/A
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:	N/A

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.00001 par value per share
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the common stock of Red Mountain Resources, Inc. (the “Company”).  All shares are equal to each other with respect to voting, liquidation, and dividend rights. Special shareholders' meetings may be called by the Company’s officers or directors, or upon the request of holders of not less than 10% of the outstanding shares. Holders of shares are entitled to one vote at any shareholders’ meeting for each share they own as of the record date fixed by the board of directors. There are no cumulative voting rights.  A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders, but in no event shall a quorum consist of less than one-third (1/3) of the shares entitled to vote. Holders of shares are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefore, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders. There are no conversion, pre-emptive or other subscription rights or privileges with respect to any shares.

Item 2.	Exhibits.

The following exhibits have been filed as exhibits to the Registration Statement and are incorporated herein by reference:

3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 included in the Company's Registration Statement on Form S-1 (SEC File No. 333-164968) filed on February 18, 2010).

3.2	Bylaws (Incorporated by reference to Exhibit 3.2 included in the Company's Registration Statement on Form S-1 (SEC File No. 333-164968) filed on February 18, 2010).

3.3
Articles of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 3.1 included in the Company's Current Report on Form 8-K dated March 15, 2011 and filed with the SEC on March 23, 2011).

4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 included in the Company's Registration Statement on Form S-1 (SEC File No. 333-164968) filed on February 18, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RED MOUNTAIN RESOURCES, INC.

Date: September 22, 2011	By: /s/ Alan W. Barksdale Alan W. Barksdale Chief Executive Officer

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